Exhibit 10.2.1

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF REGISTRATION STATEMENT IN THE EFFECT WITH RESPECT TO THE SECURITIES OF DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.

THIS WARRANT IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN AGREEMENT, BETWEEN THE COMPANY AND THE HOLDER, DATED July 16, 2005.

WARRANT TO PURCHASE COMMON STOCK

OF

SINGLE TOUCH INTERACTIVE, INC.

Date of Issuance: June 12, 2007

Single Touch Interactive, Inc., a Nevada corporation (“the Company”), hereby certifies that for value received Jordan Schur (including any successors and assigns, “Holder”) located at 333 Adelaide Dr., Santa Monica, CA 90402, is entitled, subject to the terms set forth below, to purchase from the Company (including any corporation which shall succeed to or assume the obligations of the Company hereunder) at any time or from time to time before 5:00 PM Pacific time, on July 11, 2015 (the “Expiration Date”) two million five hundred thousand (2,500,000) fully paid and nonassessable shares of Common Stock of the Company; the purchase price per share of such Common Stock upon exercise of this Warrant shall be set by the Board of Directors of the Company no greater than five (5) business days from receipt of written notice from Holder of his notice to Exercise. At no time shall the Board set the Purchase Price greater than current market value of the common stock of the Company. The initial price shall be set at thirty-five cents ($.35) (the “Purchase Price”), subject to Board review and adjustments as provided herein.

1. Initial Exercise Date; Expiration. This Warrant may be exercised by the Holder at any time or from time to time before 5:00 PM, Pacific Time, on July 11, 2015 (the “Exercise Period”).

2. Exercise of Warrant; Partial Exercise. This Warrant may be exercised in full or in part by the Holder by surrender of this Warrant, together with the form of subscription letter attached hereto as Schedule 1, duly executed by the Holder to the Company at its principal office, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, of the Purchase Price of the shares of Common Stock to the purchased hereunder. For any partial exercise hereof, the Holder shall designate in the subscription letter delivered to the Company the number of shares of Common Stock that it wishes to purchase. On any such partial exercise, the Company at its expense shall forthwith issue and deliver to the Holder a new warrant of like tenor, in the name of the Holder, which shall be exercisable for such number of shares of Common Stock represented by this Warrant which have not been purchased upon such exercise.

3. When Exercise Effective. The exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the business day on which this Warrant is surrendered to the Company together with the subscription letter and Purchase Price as provided in Section 2.

4. Delivery on Exercise. As soon as practicable after the exercise of this Warrant in full or in part, the Company will cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates for the number of fully paid and nonassessable full shares of Common Stock to which the Holder shall be entitled on such exercise.

5. Adjustments to Conversion Price. The number and kind of shares of Common Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant and the Purchase Price shall be subject to adjustment from time to time upon happening of certain events, as follows:

5.1 Dividends, Distributions, Stock Splits or Combinations. If the Company shall at any time or from time to time after the date hereof (a) make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of common or preferred stock (as the case my be), (b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock or (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then and in each such event the Purchase Price then in effect and the number of shares issuable upon exercise of the Warrant shall be appropriately adjusted.

5.2 Reclassification or Reorganization. If the Common Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than subdivision or combination of shares or stock dividend provided for in Section 5.1 above, or a reorganization, merger, consolidation or sale of assets provided for in Section 5.3 below, then and in each event the Holder shall be entitled to receive upon the exercise of the Warrant the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, to which a holder of the number of shares of Common Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, reclassification or other change, subject to further adjustments as provided herein.

5.3 Merger, Consolidation or sale of Assets. If at any time or from time to time there shall be a capital reorganization of the common Stock (other than a subdivision, merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s assets and properties to any other person or entity (collectively, a “Sale Transaction”), then as a part of such Sale Transaction, provision shall be made so that the Holder shall thereafter be entitled to receive upon the exercise of this Warrant, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Sale Transaction, to which a holder of the number of shares of common Stock (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such Sale Transaction. Notwithstanding the foregoing, in the event the acquiring entity in a Sale Transaction does not agree to assume this Warrant, then this Warrant shall expire immediately prior to such Sale Transaction. The Company shall notify the Holder of a Sale Transaction at least ten (10) days prior to the closing of such Sale Transaction, and if the Company fails to deliver such written notice, then notwithstanding anything to the contrary in this Warrant, this Warrant shall not expire until the Company complies with such notice provisions. If such closing does not take place, the Company shall promptly notify the Holder that such proposed transaction has been terminated, and the Holder may rescind any exercise of its purchase rights promptly after such notice of termination if the exercise of the Warrant occurred after the Company notified the Holder of the Sale Transaction.

5.4 Notice of Adjustments and Record Dates. The company shall promptly notify the holder in writing of each adjustment or readjustment of the Purchase Price and the number of shares of Common Stock (or any shares of stock or other securities which may be) issuable upon the exercise of the Warrant. Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based. In the event of any taking by the Company of a record of the holders of Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall notify Holder in writing of such record date at least ten (10) days prior to the date specified therein.

5.5 When Adjustments To Be Made. All calculations under this Section 5.5 shall be made to the nearest cent. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

5.6 Certain Other Events. If any change in the outstanding Common Stock of the Company or any other event occurs as to which the provisions of this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provision, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the rights as aforesaid. The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Purchase Price the total number, class and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

6. Replacement of Warrants. On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of any indemnity agreement reasonably satisfactory in form and amount to the company or, in the case of any such mutilation, on surrender and cancellation of such Warrant the Company at its expense will execute and deliver to the Holder, in lieu thereof, a new Warrant of like tenor.

7. No Rights or Liability as a Shareholder. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company. No provisions hereof, in the absence of affirmative action by the Holder to purchase common Stock, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder as a shareholder of the Company.

8. Market Standoff. If requested by the Company and an underwriter of common stock of the Company, the Holder shall not, without the consent of such underwriter, sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the underwriters not to exceed on hundred eighty (180) days (“Restricted Period”) following the effective date of the initial registration statement of the Company filed under the Securities Act of 1933, as amended. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of the Restricted Period.

9. Miscellaneous.

9.1 Transfer of Warrant. This Warrant is not transferable or assignable by Holder except as permitted by the terms of the Purchase Agreement, and is further subject to the requirement (i) that any transferee or assignee of the Warrant must first agree in writing, in a form reasonably acceptable to the Company, to be bound by the terms of the Purchase Agreement, and exhibits thereto, and (ii) that any such assignment or transfer be, in the reasonable opinion of the Company’s counsel, in full compliance with applicable state and federal securities laws. All covenants, agreements and undertakings in the Warrant by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and assigns of the parties whether so expressed or not.

9.2 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or on a particular instance and either retroactively or prospectively), only with the written consent of the company and the Holder.

9.3 Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, Single Touch Interactive, Inc. caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: 3-16-07

Single Touch Interactive, Inc.

By:	/s/ Anthony G. Macaluso
Anthony G. Macaluso
Its:	Chief Executive Officer

SCHEDULE 1

FORM OF SUBSCRIPTION

(To be signed only on exercise of Warrant)

To:	Single Touch Interactive, Inc.

The undersigned, the holder of the Warrant attached hereto, hereby irrevocably elects to exercise the purchase rights represented by such Warrant for, and to purchase thereunder,                          shares of common stock of Single Touch Interactive, Inc., and herewith makes payment of $                         therefore (by delivery of a check for $                         in cash) (by delivery of $                         in cash by wire transfer to an account designated by Single Touch Interactive, Inc.)

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to                                                          , whose address is                                                          .

(Signature must conform in all respects to the name of the Holder as specified on the face of the Warrant unless the Warrant has been transferred in accordance with Section 9.1 thereof.)

Print Name

Address

Dated: _____________________